Exhibit 10.5

THE MILLS CORPORATION

RESTRICTED STOCK AGREEMENT FOR OUTSIDE DIRECTORS

(2004 Stock Incentive Plan)

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of June 10, 2004 (the “Date of Grant”) by and between THE MILLS CORPORATION, a Delaware corporation (the “Company”), and                         (“Grantee”).

RECITALS

WHEREAS, the Company has adopted the 2004 Stock Incentive Plan (as amended from time to time, the “2004 Plan” or the “Plan”) which provides for the grant under certain circumstances of shares of common stock of the Company (the “Shares”), which Shares have a par value of $0.01 per share; capitalized terms used but not defined herein shall have the meanings assigned to them in the 2004 Plan;

WHEREAS, in accordance with and subject to the terms and conditions set forth in the Plan, the Company desires to grant to Grantee a certain number of Shares under the Plan (the “Restricted Stock Award”), in connection with Grantee’s service as an Outside Director of the Company; and

WHEREAS, Grantee desires to accept the Restricted Stock Award provided for in this Agreement and will abide by the obligations imposed on Grantee under this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.              Effect of the Plan.  Grantee will abide by, and the Restricted Stock Award granted to Grantee will be subject to, all of the provisions of the 2004 Plan and of this Agreement, together with all rules and determinations from time to time issued by the Company’s Executive Compensation Committee (the “Committee”) and by the Board of Directors of the Company (the “Board”) pursuant to the 2004 Plan.  The Board may, at any time and from time to time, amend, suspend, or terminate the Plan for any reason it deems necessary, appropriate or desirable.  The Board may amend the terms of any outstanding Award, prospectively or retroactively.  No amendment, suspension, or termination of the Plan or any outstanding Award shall, without the consent of the Grantee, materially impair the rights or obligations under any outstanding Award.  Additionally, this Agreement shall be subject, without further action by the Company or Grantee, to any such amendment, modification, restatement or supplement.

Section 2.              Grant.  Subject to the terms and conditions of this Agreement, the Company hereby grants and issues to Grantee One Thousand (1,000) Shares (“Awarded Shares”).

Section 3.              Awarded Shares

Section 3.1  Service Requirement.  Grantee’s ownership of Awarded Shares shall vest (i.e., become non-forfeitable) if Grantee has been an Outside Director from the Date of Grant up to the applicable “Vesting Date” set forth in the following vesting schedule:

Percentage of Shares Vested	Vesting Date
50%	January 1, 2005
50%	January 1, 2006

Any Awarded Shares that have not vested on or before the date of Grantee’s “Termination of Service” (as hereinafter defined) as an Outside Director shall be forfeited as of such date.  Any Awarded Shares that have not otherwise been forfeited shall vest immediately upon (a) a Change of Control, (b) Grantee’s death or resignation by reason of permanent and total disability, or (c) the expiration of Grantee’s term as an Outside Director for reasons other than a Termination of Service.  A “Termination of Service” shall mean the failure of the Board to re-elect Grantee due to (i) such Outside Director’s misconduct or failure to properly discharge his or her duties as a director, or (ii) Grantee’s request that he or she not be nominated for re-election to the Board.

Section 3.2  Restriction Period; Legend.

(a)           The period commencing on the Date of Grant during which the Awarded Shares have not vested (i.e., are forfeitable) is referred to herein as the “Restriction Period.”  Awarded Shares that have not vested during the Restriction Period are referred to herein as Shares of “Restricted Stock.”

(b)           In the event the Company issues certificates representing Shares of Restricted Stock, such certificates shall bear the following legend:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING THE RISK OF FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE MILLS CORPORATION 2004 STOCK INCENTIVE PLAN, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “PLAN”) AND A WRITTEN AGREEMENT (THE “AGREEMENT”) ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE MILLS CORPORATION.  RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE MILLS CORPORATION.”

(c)           When the restrictions applicable to Shares of Restricted Stock shall lapse, if the Company issues certificates representing Shares of Restricted Stock, a new certificate for such Shares shall be delivered to Grantee free of such restrictions.  Shares of Restricted Stock that are forfeited shall be immediately transferred to the Company without any payment by the Company; the Company shall have the full right to cancel the certificates evidencing such forfeited shares automatically upon such forfeiture, whether or not such certificates shall have been surrendered to the Company.  Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Shares.

Section 3.3  Non-transferability.  Notwithstanding any other provisions of this Agreement to the contrary, (a) the rights granted to Grantee with respect to Shares of Restricted Stock as set forth herein (including, but not limited to, the right to vote Shares of Restricted Stock and the right to receive dividends on Shares of Restricted Stock as set forth in Section 4 hereof) may not be transferred, assigned, pledged or disposed of in any manner whatsoever, except that such rights may be transferred by will or the laws of descent and distribution, and (b) any attempt to transfer, assign, pledge or otherwise dispose of such rights in contravention of this Section 3.3 shall be null and void and without effect and shall cause the forfeiture of all Shares of Restricted Stock.

Section 4.              Dividend and Voting Rights.  Subject to the restrictions contained in this Agreement, all of the Awarded Shares shall be deemed issued and outstanding Shares as of the Date of Grant, and, therefore, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Shares (including Shares of Restricted Stock) and to receive all dividends, cash or stock, paid or delivered thereon, with respect to such Shares (including Shares of Restricted Stock) from and after the Date of Grant.  Any forfeiture of Shares of Restricted Stock pursuant to Section 3 hereof shall not create any obligation on the part of Grantee to repay dividends received as to such Shares of Restricted Stock during the Restriction Period, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Shares prior to forfeiture.

Section 5.              Withholding of Taxes.  The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that Grantee realizes ordinary income in connection with the vesting of Shares of Restricted Stock.  Grantee agrees that the Company or an Affiliate may withhold amounts needed to cover such taxes from payments otherwise due and owing to Grantee (including, but not limited to, compensation payable to Grantee for service as an Outside Director), and also agrees that upon demand Grantee will promptly pay to the Company or an Affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation.  Such payment shall be made in cash or cash equivalents.

Section 6.              Notices.  Any notice to be given to the Company shall be addressed to each of the Treasurer and the General Counsel of the Company at the Company’s principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or Affiliate by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other.  Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

Section 7.              Section 83(b) Election Impermissible.  With respect to the Restricted Stock Award, Grantee is not permitted to make an election under Section 83(b) of the Code.  In the event Grantee makes such an election in violation of this Section, the Grantee shall immediately forfeit the Restricted Stock Award and shall return to the Company any amounts received, whether from a sale of shares or otherwise.

Section 8.              Governing Law.  The law of the State of Delaware, except its law with respect to choice-of-law or conflicts-of-law, shall be controlling in all matters relating to this Agreement.

Section 9.              Disclaimer of Rights.  No provision in this Agreement shall be construed to confer upon the Grantee the right to serve as a director of the Company or any Affiliate, or to interfere in any way with the right and authority of the Company or any Affiliate either to increase or decrease the compensation of the Grantee at any time, or to terminate any relationship between the Grantee and the Company or any Affiliate.

Section 10.            Entire Agreement; Amendment; Waiver.  This Agreement embodies the entire agreement of the parties hereto with respect to the Restricted Stock Award, the Awarded Shares and all other matters contained herein.  This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the specific subject matter hereof.  This Agreement may be amended, and any provision hereof waived, but only if the amendment or waiver is in writing signed by both parties.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.  If there is any inconsistency between the provisions of this Agreement and of the 2004 Plan, the provisions of the 2004 Plan shall govern.

The Company and Grantee have caused this Agreement to be duly executed as of the date first above written.

Company:

THE MILLS CORPORATION,
a Delaware corporation

By:

Name:

Title:

Grantee:

Name: